EXHIBIT 10.10

EMPLOYMENT AGREEMENT OF RICHARD SHORT

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 17th day of April, 2015.

BETWEEN:

MERCER INTERNATIONAL INC., a corporation

organized under the laws of the State of Washington and

having an office at Suite 1120, 700 West Pender Street,

Vancouver, BC V6C 1G8

(hereinafter referred to as the "Corporation")

OF THE FIRST PART

AND:

RICHARD SHORT

(hereinafter referred to as the "Executive")

OF THE SECOND PART

(the Corporation and the Executive being hereinafter

singularly also referred to as a "Party" and collectively

referred to as the "Parties" as the context so requires)

WHEREAS:

A. The Corporation is engaged in the business (the "Business") of producing pulp and generating and selling surplus "green" energy to regional utilities through the operations of its three NBSK pulp mills, two of which are located in Germany and one in Western Canada, which have a consolidated annual production capacity of approximately 1.5 million ADMTs of NBSK pulp and 300 MW of electrical generation;

B. The Corporation recognizes that the Executive has acquired special skills and experience in the pulp industry and desires to employ the Executive as the Vice President, Controller of the Corporation as of the Effective Date; and

C. Both the Corporation and the Executive wish formally to agree to the terms and conditions of the Executive's employment with the Corporation and the terms and conditions that will, in certain circumstances hereinafter set forth, govern in the event of a termination of the employment of the Executive by the Corporation.

NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

ARTICLE I

RECITALS

1.1 Recitals. The parties hereby represent and warrant that the above recitals are true and correct.

ARTICLE II

INTERPRETATION

2.1 Headings. The headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

2.2 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a) "Accrued Benefits" has the meaning ascribed to such term in Section 4.1(b)(iv) hereof;

(b) "Agreement" means this Employment Agreement and all schedules and amendments hereto;

(c) "Annual Bonus" has the meaning ascribed to such term in Section 3.6(a) hereof;

(d) "Base Salary" has the meaning ascribed to such term in Section 3.6(a) hereof;

(e) "Board" means the board of Directors of the Corporation;

(f) "Business" has the meaning ascribed to such term in the recitals.

(g) "Change of Control" means the occurrence of any of the following events:

(i)
The receipt by the Corporation of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act): (a) has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the Common Shares; or (b) has sole and/or shared voting, or dispositive, power over more than 50% of the Common Shares; or
(ii)
A change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Directors are Incumbent Directors. "Incumbent Directors" shall mean Directors who are either: (a) Directors of the Corporation as of the Effective Date; or (b) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors two (2) years prior to such change and who were still in office at the time of such election or nomination; or
(iii)
The consummation of a merger, amalgamation or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, amalgamation, consolidation or reorganization are owned by persons who were not shareholders of the Corporation immediately prior to such merger, amalgamation, consolidation or reorganization; or
(iv)
The consummation of a sale, transfer or disposition by the Corporation of all or substantially all of the assets of the Corporation; or

(v)
The commencement of any proceeding by or against the Corporation seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding‑up, reorganization, arrangement, adjustment, protection, relief or composition of the Corporation or its debts, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or for the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or
(vi)
The approval by the shareholders of the Corporation of a plan of complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, in the case of the occurrence of any of the events set forth in subsection 2.2(g)(i) – (iv), a Change of Control shall not be deemed to occur unless such transaction constitutes a change in ownership of the Corporation or a change in effective control of the Corporation, and in the case of the occurrence of any of the events set forth in subsection 2.2(g)(v), a Change of Control shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of

Control if its sole purpose is to change the jurisdiction of the Corporation's organization or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately before such event. Additionally, a Change of Control will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control event;

(h) "Common Shares" means the issued and outstanding shares of common stock of the Corporation;

(i) "Compensation Committee" means the independent committee of the Board, consisting of two or more Directors not employed by the Corporation and each of whom is a Disinterested Director (as defined in the Incentive Plan), which is responsible for making any and all decisions to grant awards under the Incentive Plan to officers of the Corporation, and in the event the Corporation does not have a Compensation Committee all references herein to Compensation Committee shall be deemed to refer to the Board as a whole;

(j) "Competing Business" has the meaning ascribed thereto in Section 6.1(a) hereof.

(k) "Confidential Information" has the meaning ascribed thereto in Section 5.1(a) hereof.

(l) "Date of Termination" means the date of termination of the Executive's employment with the Corporation;

(m) "Directors" means the directors of the Corporation, and "Director" means any one of them.

(n) "Disability" shall mean the Executive's failure to substantially perform his duties for the Corporation on a full-time basis for six (6) consecutive months, or for an aggregate of a six (6) month period within any consecutive twelve (12) months, as a result of physical or mental incapacity; provided however, in the event the Corporation temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to physical or mental incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Corporation and the Executive shall not be able to resign with Good Reason as a result thereof;

(o) "Disability Termination" has the meaning ascribed thereto in Section 4.1 hereof;

(p) "Effective Date" means April 1, 2015;

(q) "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended, modified or restated and any successor or replacement thereto;

(r) "Good Reason" means, without the written consent of the Executive, the occurrence of any of the following events:

(i)
Any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive's titles, status or positions, any material reduction or diminution in the Executive's authority, duties or responsibilities with the Corporation (including any position or duties as a Director of the Corporation and the failure to re-elect the Executive as a Director and to the Board);

(ii)
A breach by the Corporation of any material provision of this Agreement, including, but not limited to, a breach of the obligations of the Corporation under Sections 3.6, 9.1 and 10.7 (other than a general reduction in the Executive's Base Salary that affects all similarly situated senior officers of the Corporation in substantially the same proportions) or any failure to timely pay any part of the Executive's compensation hereunder, including, without limitation, the Executive's Base Salary, Annual Bonus and any other bonuses payable to him or to materially provide, in the aggregate, the level of benefits contemplated herein;

(iii)
The failure of the Corporation to obtain and deliver to the Executive a written agreement, in the form satisfactory to the Executive acting reasonably, to be entered into with any successor, assignee or transferee of the Corporation to assume and agree to perform this Agreement in accordance with Section 11.10 hereof, other than in the case of a Permitted Assignment; and

(iv)
Any failure by the Corporation to provide the Executive with the number of paid vacation days to which he is entitled, as set forth herein.

The Executive cannot terminate his employment for Good Reason under Section 4.3 hereof unless he has provided written notice to the Corporation of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Corporation has had at least sixty (60) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds (and such circumstances giving rise to such grounds remain uncured), then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds;

(s) "Incumbent Directors" has the meaning ascribed thereto in Section 2.2(g)(ii);

(t) "Incentive Plan" means the 2010 Stock Incentive Plan of the Corporation, as the same may be amended, modified or restated and any replacement or successor thereto;

(u) "Intellectual Property Rights" has the meaning ascribed thereto in Section 7.2 hereof.

(v) "Inventions" has the meaning ascribed thereto in Section 7.1 hereof.

(w) "Just Cause" has the meaning commonly ascribed to the phrase "cause" or "just cause" for termination at common law and, without limiting the foregoing, includes the occurrence of any of the following events:

(i)
Serious misconduct or default of the Executive directly related to the performance of his duties for the Corporation which results from a willful act or omission or from gross negligence and which is materially injurious to the operations, financial condition or business reputation of the Corporation;
(ii)
Failure by the Executive to comply with any valid and legal directive of the Board;
(iii)
Failure and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental disability or impairment);
(iv)
Violation by the Executive of a material policy of the Corporation;
(v)
The Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;
(vi)
Theft, fraud, dishonesty or misconduct of the Executive involving the property, business or affairs of the Corporation or in the carrying out of the duties of his employment;
(vii)
Any material failure by the Executive to comply with the Corporation's written policies or rules, as they may be in effect from time to time during the Term; or
(viii)
Any other material breach of this Agreement by the Executive.

For purposes of this Agreement, no act, or failure to act, by the Executive shall be "willful" unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the act or omission was in the best interests of the Corporation;

(x) "Party" has the meaning ascribed to such term in the recitals hereto;

(y) "Permitted Assignment" means an assignment by the Corporation of the rights and obligations of the Corporation contained in this Agreement to a wholly-owned subsidiary of the Corporation, provided that the Corporation is not, as a result of such assignment, relieved of its liabilities, obligations and duties under this Agreement;

(z) "Prime Rate" means the rate of interest expressed as a rate per annum that the Royal Bank of Canada, at its main branch in Vancouver, British Columbia, establishes and announces from time to time as the reference rate of interest that it will charge for Canadian dollar demand loans to its customers in Canada and which it refers to as its "prime rate";

(aa) "Prorated Bonus" has the meaning ascribed to such term in Section 4.1(c) hereof; and

(bb) "Statements" has the meaning ascribed thereto in Section 6.2 hereof.

ARTICLE III

TERMS AND CONDITIONS OF EMPLOYMENT

3.1 Employment. The Corporation does hereby employ the Executive as its Vice President, Controller, and the Executive hereby accepts such employment by the Corporation, as of the Effective Date, all upon and subject to the terms and conditions of this Agreement. The Executive agrees to serve, at no additional remuneration, in such other executive capacities and to assume such responsibilities and perform such duties consonant with his position as an executive of the Corporation as the Corporation may require and assign to him from time to time, including with subsidiaries of the Corporation.

3.2 Duties and Functions. The Executive shall be responsible to and shall report to the CFO of the Corporation. The Chief Financial Officer (the "CFO") may vary the conditions, duties and services provided by the Executive from time to time according to the operational and other needs of the business of the Corporation, provided that his duties will reasonably reflect the responsibilities conferred by this Agreement. The Corporation expects the Executive to produce timely and good quality work, acting in a competent, trustworthy and loyal manner. The Executive agrees to carryout, using his reasonable best efforts and in a manner that will promote the interests of the business of the Corporation, such duties and functions as the Chief Executive Officer (the "CEO") and CFO may request from time to time, including, but not limited to, the duties and functions set forth in Schedule "A" hereto.

3.3 Orders of Board. The Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the CEO, the CFO and/or the Board.

3.4 Time and Energy. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term hereof, devote substantially all of his business time, care and attention to the business of the Corporation in order to properly discharge his duties hereunder and shall not, without the prior written consent of the Board, which may be withheld by the Board in its discretion, engage in any other business, profession or occupation, or become an officer, director, employee, contractor for service, agent or representative of any other corporation, partnership, firm, person, organization or enterprise.

3.5 Faithful Service; Conflict of Interest. The Executive shall well and faithfully serve the Corporation and use his reasonable efforts to promote the interests thereof and shall not use for his own purposes, or for any purposes other than those of the Corporation, any non-public information he may acquire with respect to the business, affairs and operations of the Corporation. The Executive will refrain from any situation in which the Executive's personal interests conflicts, or may appear to conflict, with the executive’s duties with the Corporation. The Executive acknowledges that in case of any doubt in this respect, the Executive will inform the Board and obtain written authorization.

3.6 Compensation. During the term of this Agreement, and any extension thereof, the Corporation shall pay and provide the Executive the following:

(a)
Base Salary. As compensation for his services to the Corporation, the Executive shall receive a base salary (the "Base Salary") and in addition to the Base Salary shall be eligible to receive in respect of each calendar year (or portion thereof) additional variable cash compensation, in an amount determined in accordance with any bonus, profit sharing or short term incentive compensation program which may be established by the Board either for the Executive or for senior officers of the Corporation (the "Annual Bonus"). As of the Effective Date, the Executive's annualized Base Salary shall be $217,500. During the term of this Agreement the Board shall review the Executive's Base Salary and Annual Bonus then in effect at least annually to ensure that such amounts are competitive with awards granted to similarly situated executives of publicly held companies comparable to the Corporation and shall increase such amounts as the Board may approve. The Board shall not reduce the Executive's Base Salary except as set forth herein. The Board may reduce the Executive's Base Salary provided such reduction in the Executive's Base Salary does not exceed an aggregate total of ten percent (10%) of the Executive's Base Salary in effect as of the Effective Date and which reduction applies, in equal percentages, to all senior officers of the Corporation. The Executive's Base Salary and Annual Bonus shall be payable in accordance with the Corporation's normal payroll practices or on such other basis as mutually agreed between the Corporation and the Executive and shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums. The Base Salary may be increased from time to time in the sole discretion of the Board or Compensation Committee.

(b)
Incentive Plan. The Executive shall be entitled to participate in the Incentive Plan in accordance with the terms thereof as in effect from time to time. The Corporation agrees to grant to the Executive awards under the Incentive Plan in such amount as determined by the Compensation Committee based on and commensurate with the Executive's performance and position with the Corporation.
(c)
Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all of the Corporation's employee benefit, welfare and retirement plans and programs, as well as equity plans, employee incentive plans and bonus plans, provided by the Corporation to its senior officers in accordance with the terms thereof as in effect from time to time. The Corporation reserves the right to amend or cancel any such plans at any time in its sole discretion, subject to the terms of such plans and applicable law.
(d)
Automobile. The Executive shall be entitled to the lease and use of an automobile pursuant to the Corporation's policy on automobiles for executives as may be in effect from time to time.
(e)
Fringe Benefits and Perquisites. The Executive shall be entitled to participate in any fringe benefits or perquisites which other senior officers of the Corporation are entitled to receive, subject to the terms and conditions of such fringe benefits or perquisites.
(f)
Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Corporation shall pay or reimburse the Executive for all reasonable business expenses which the Executive incurs in the performance of his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Corporation's policies in effect from time to time.
(g)
Vacation. The Executive is entitled to twenty (20) days of paid vacation per year, prorated for any partial year of employment. The timing of the vacation will be subject to the Corporation’s business needs at the time

3.7 Term. Subject to the terms of Article IV hereof, this Agreement shall remain in effect for a period of twenty-four (24) months from the Effective Date. In the event that the Corporation does not deliver written notice to the Executive, not later than twelve (12) months prior to the expiration of the original term, that the Corporation does not wish to renew this Agreement, the term hereof shall renew automatically for an additional period of twelve (12) months from the expiration of the original term. Thereafter, it shall automatically renew for successive periods of twelve (12) months unless the Corporation provides written notice to the Executive that it does not wish to renew the term of this Agreement at least 360 days prior to the expiry of the applicable term hereof.

3.8 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Corporation which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation and pursuant to any such law, government regulation or stock exchange listing requirement).

ARTICLE IV

OBLIGATIONS OF THE CORPORATION UPON TERMINATION

4.1 Death or Disability. The Corporation may terminate the Executive's employment in the event the Executive has been unable to perform his material duties hereunder because of Disability by giving the Executive notice of such termination while such Disability continues (a "Disability Termination"), which shall set forth the Date of Termination. The Executive's employment shall automatically terminate on the Executive's death, which shall be the Date of Termination for purposes of this Agreement. In the event the Executive's employment with the Corporation terminates during the Term by reason of the Executive's death or as a result of a Disability Termination, then upon and immediately effective on the Date of Termination:

(a)
notwithstanding the terms of the Incentive Plan or any applicable award agreements, all outstanding unvested options or equity awards granted by the Corporation to the Executive during the Term shall become fully and immediately exercisable;

(b)
the Corporation shall promptly pay and provide the Executive (or in the event of the Executive's death, the Executive's estate):

(i)
any unpaid Base Salary and any outstanding and accrued regular and special vacation pay through the Date of Termination;

(ii)
any unpaid Annual Bonus and other bonuses accrued with respect to the fiscal year ending on or preceding the Date of Termination;
(iii)
reimbursement for any unreimbursed expenses incurred through to the Date of Termination;
(iv)
all other payments, benefits or fringe benefits to which the Executive may be entitled, subject to and in accordance with the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, and amounts which may become due under this Agreement (the payments referred to herein in subsections 4.1(b)(i) to 4.1(b)(iv) shall, collectively, be referred to as "Accrued Benefits"); and
(v)
any unpaid amounts payable under the Incentive Plan with respect to the fiscal year ending on or preceding the Date of Termination; and

(c)
the Corporation shall pay to the Executive (or in the event of the Executive's death, the Executive's estate) at the time other senior executives are paid under any cash bonus or long term incentive plan, a pro rata Annual Bonus equal to the amount the Executive would have received if his employment continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to the Executive's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus").

4.2 Termination for Just Cause. The Corporation may immediately terminate this Agreement and the Executive's employment with the Corporation at any time for Just Cause, without notice or pay in lieu of notice of any other form of compensation, severance pay or damages. In the event that the Executive's employment with the Corporation is terminated during the term of this Agreement by the Corporation for Just Cause, the Executive shall not be entitled to any additional payments or benefits hereunder (including, without limitation, any payments under the Incentive Plan), other than the Accrued Benefits (including, but not limited to, any then vested options or equity grants granted by the Corporation to the Executive) and the Prorated Bonus which the Corporation shall pay or provide to the Executive immediately upon the Date of Termination.

4.3 Termination by Executive for Good Reason; Termination by Corporation Other Than for Just Cause. The Executive may terminate his employment with the Corporation for Good Reason subject to the satisfaction of the requirements set forth under Section 2.2(r) hereof. If the Executive terminates his employment with the Corporation for "Good Reason" or the Executive is terminated by the Corporation other than for "Just Cause", then the Corporation shall pay or provide the Executive with the following:

(a)
any Accrued Benefits;

(b)
any unpaid amounts payable under the Incentive Plan with respect to the fiscal year ending on or preceding the Date of Termination;

(c)
subject to (d) below, a severance amount equal to one (1) times the sum of: (A) the Executive's then Base Salary; and (B) the higher of (x) the Executive's then current Annual Bonus and (y) the highest variable pay and average incentive bonus over the last two (2) years received by the Executive from the Corporation for the two (2) fiscal years last ending prior to such termination, which severance amount is payable in substantially equal installments over twelve (12) months in accordance with the Corporation's standard payroll practice; provided, however, that in the event of a Change of Control following such termination, the unpaid portion of such severance amount, if any, shall be paid to the Executive in full in a single lump sum cash payment immediately following such Change of Control;

(d)
if such termination occurs in contemplation of, at the time of, or within twelve (12) months after a Change of Control, the Executive shall instead be entitled to a lump sum cash payment immediately following such termination equal to one and a half (1.5) times the sum of: (A) the Executive's then Base Salary; and (B) the higher of (x) the Executive's then current Annual Bonus and (y) the highest variable pay and average incentive bonus over the last two (2) years received by the Executive for the two (2) fiscal years last ending prior to such termination; and

(e)
notwithstanding the terms of the Incentive Plan or any applicable award agreements, all unvested options or equity awards granted by the Corporation to the Executive during the Term shall become fully and immediately exercisable on the Date of Termination.

For greater certainty, if such termination occurs in contemplation of, at the time of, or within twelve (12) months after a Change of Control, the Executive shall be entitled to the payments set out in Subsection 4.3(d) hereof and will not be entitled to any payments or other amounts under Subsection 4.3(c) hereof and any amounts paid by the Corporation to the Executive pursuant to Subsection 4.3(c) shall be set off from and credited as payments made by the Corporation to the Executive pursuant to Subsection 4.3(d) hereof.

4.4 Termination by Executive Without Good Reason. The Executive may terminate his employment at any time without Good Reason by not less than thirty (30) days' written notice to the Corporation, which the Corporation may waive in whole or in part. In the event that the Executive's employment with the Corporation is terminated during the term of this Agreement by the Executive without Good Reason, the Executive shall not be entitled to any additional payments or benefits hereunder (including, without limitation, any payments under the Incentive Plan), other than Accrued Benefits (including, but not limited to, any then vested options or equity grants granted by the Corporation to the Executive) and the Prorated Bonus, in each case earned by the Executive up to the Date of Termination and all of which the Corporation shall pay or provide to the Executive immediately upon the Date of Termination.

4.5 Change of Control Vesting Acceleration. Notwithstanding the terms of the Incentive Plan or any applicable award agreements, in the event of a "Change of Control", immediately effective the date of such Change of Control, all unvested options or equity awards granted by the Corporation to the Executive during the Term shall become fully and immediately exercisable.

4.6 Executive to Provide Release. Subject to the Corporation's making the payments under Sections 4.1 or 4.3 herein, the Executive or his estate, as applicable, shall execute and deliver to the Corporation a full and final release of the Corporation, in the form provided by the Corporation, in respect of the Executive's employment under this Agreement and otherwise.

4.7 Return of Property. All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists, money, securities and all other similar items pertaining to the business of the Corporation that may come into the possession and control of the Executive, will at all times remain the property of the Corporation and, on termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Corporation all property of the Corporation in possession of the Executive or directly or indirectly under the control of the Executive.

ARTICLE V

CONFIDENTIALITY

5.1 The Executive acknowledges that:

(a)
the Executive may, during the course of employment with the Corporation, acquire information which is confidential in nature or of great value to the Corporation and its subsidiaries including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the "Confidential Information"); the disclosure of any of which to competitors, customers, clients or suppliers of the Corporation, unauthorized personnel of the Corporation or to third parties would be highly detrimental to the best interests of the Corporation; and

(b)
the right to maintain the confidentiality of Confidential Information, and the right to preserve the Corporation's goodwill, constitute proprietary rights which the Corporation is entitled to protect.

5.2 The Executive will, while employed with the Corporation and at all times thereafter:

(a)
hold all Confidential Information that the Executive receives in trust for the sole benefit of the Corporation and in strictest confidence;

(b)
protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c)
neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Corporation or to any third party, nor use Confidential Information for any purpose other than the purposes of the Corporation, without the prior written consent of the Corporation, which consent may be withheld in the Corporation's sole and absolute discretion.

5.3 The restrictions on the Executive's use or disclosure of all Confidential Information, as set forth in this Article V, shall continue following the expiration or termination of the Executive’s employment with the Corporation regardless of the reasons for or manner of such termination.

5.4 Notwithstanding Section 5.2 herein, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Corporation of each such requirement so that the Corporation may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Corporation at the expense of the Corporation in seeking any such protective order.

ARTICLE VI

NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT

6.1 Non-Competition and Non-Solicitation.

(a)
In this Agreement, "Competing Business" means the business activity the same as or in direct competition with the Business carried on by the Corporation or its subsidiaries as of the date of the Executive's termination of employment with the Corporation.

(b)
The Executive covenants that for a period of twelve (12) months following the Date of Termination for any reason, including his resignation, the Executive will not do any of the following, directly or indirectly, whether individually or in conjunction with any other person or entity:

1.
Influence or attempt to influence, or solicit, any employee, consultant, supplier, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Corporation or its subsidiaries; or

2. Solicit for employment, employ or retain (or arrange to have any other person or entity employ or retain) any person who is at such time employed or retained by the Corporation or its subsidiaries or has been employed or retained by the Corporation or its subsidiaries within the preceding twelve (12) months.

(c) The Executive acknowledges that the Corporation competes on a worldwide basis and that the geographical scope of the limitations in Section 6.1 above are reasonable and necessary for the protection of the Corporation's trade secrets, business interests, and other Confidential Information. The Executive confirms that the obligations in Section 6.1 above are reasonably necessary for the protection of the Corporation and its shareholders and, given the Executive’s knowledge and experience, will not prevent the Executive from being gainfully employed.

6.2 Non-Disparagement. The Executive undertakes and covenants that he will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in his own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the "Statements"), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Corporation or any of its subsidiaries or any of its or their employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on their publications, products, or services, and without limiting the generality of the foregoing, such Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to listservers.

ARTICLE VII

OWNERSHIP OF INTELLECTUAL PROPERTY

7.1 Definitions. In this Agreement, "Inventions" means, collectively, all:

(a)
discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and

(b)
each and every part of the foregoing;

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Corporation, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Corporation, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

7.2 Exclusive Property. The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Corporation and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the "Intellectual Property Rights"), shall belong exclusively to the Corporation.

7.3 Work for Hire. For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Corporation shall be considered the author thereof.

7.4 Disclosure. The Executive will promptly disclose to the Corporation, or any persons designated by it, all Inventions and all such services or products.

7.5 Assignment. The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Corporation or its nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Corporation.

7.6 Moral Rights. The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Corporation and its successors or assigns all the Executive‘s moral rights in respect of the Inventions.

7.7 Further Assistance. The Executive agrees to assist the Corporation in every proper way (but at the Corporation's expense) to obtain and, from time to time, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Corporation may desire, together with any assignments of such Inventions to the Corporation or persons designated by it. The Executive’s obligation to assist the Corporation in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

7.8 Representations and Warranties. The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Corporation. The Executive hereby represents and warrants to the Corporation that the Executive has no continuing obligations to any person (a) with respect to any previous invention, discovery or other item of intellectual property or (b) that require the Executive not to disclose the same.

ARTICLE VIII
ENFORCEMENT

8.1 Enforcement. The Executive acknowledges and agrees that the covenants and obligations under Articles V, VI and VII are reasonable, necessary and fundamental to the protection of the Corporation's business interests, and the Executive acknowledges and agrees that any breach of these Articles by the Executive would result in irreparable harm to the Corporation and loss and damage to the Corporation for which the Corporation could not be adequately compensated by an award of monetary damages. Accordingly, the Executive agrees that, in the event the Executive violates any of the restrictions referred to in Articles V, VI and VII, the Corporation shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification. In the event that the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a "Proceeding"), other than any Proceeding initiated by the Executive or the Corporation related to any contest or dispute between the Executive and the Corporation or any of its subsidiaries or affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of, or as a result of, the fact that the Executive is or was an officer, employee, Director or agent of the Corporation, or any subsidiary or affiliate of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as an officer, employee, Director or agent of the Corporation, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney's fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively, the "Indemnification Amounts"), and such indemnification shall continue as to the Executive even if he has ceased to be an officer, director, employee, Director or agent of the Corporation or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators.

ARTICLE X

ARBITRATION

10.1 Arbitration. Except as otherwise specifically provided by this Agreement, all disputes or differences arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, including but not limited to disputes or differences relating to the terms or termination of the Executive’s employment, shall be referred to and finally resolved by arbitration in the City of Vancouver, or any other mutually agreeable location, by the British Columbia International Commercial Arbitration Centre in accordance with its rules. The Arbitrator shall have the power to order costs in favour of the successful party. The Corporation or the Executive may, without waiving their respective rights to compel arbitration, seek injunctive or other provisional relief from a court of competent jurisdiction in aid of arbitration to prevent any arbitration award from being rendered ineffectual, to enforce the covenants and obligations under Articles V, VI and VII hereof, and for any other purposes in the interests of the Corporation or the Executive.

ARTICLE XI

GENERAL

11.1 Resignation of Positions. The Executive agrees that after termination of his employment with the Corporation he will tender his resignation from any position he may hold as an officer or Director of the Corporation or any of its affiliated or associated companies if so requested by the Board.

11.2 Withholding. The Corporation shall have the right to withhold from any amount payable hereunder any federal, provincial and local taxes in order for the Corporation to satisfy any withholding tax obligation it may have under any applicable law or regulation.

11.3 Rights and Obligations Survive. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to preserve such rights and obligations. For greater certainty, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that Sections 4.1, 4.2, 4.3, 4.5, 4.6, 5.1, 5.2, 5.3, 6.1, 6.2, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 9.1, 11.3, 11.5, 11.7, 11.8, 11.14, 11.15 and 11.17 shall survive the termination of the Executive's employment with the Corporation and remain in full force and effect.

11.4 Beneficiaries. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Corporation written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

11.5 Independent Legal Advice. The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, was not prevented nor discouraged by the Corporation from seeking and did obtain, independent legal advice prior to the execution and delivery of this Agreement.

11.6 Fair and Reasonable Provisions. The Corporation and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of the Executive's Base Salary, Annual Bonus and other bonuses, and the exercisability and vesting of the options or equity grants granted by the Corporation to the Executive, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

11.7 Lump Sum Payment. Except as otherwise specifically provided in this Agreement, the Corporation shall pay the Executive any lump sum payment due to him under this Agreement within ten (10) business days of the Date of Termination. Any payments due to the Executive under this Agreement that are not paid within such time shall accrue interest, compounded quarterly, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to one (1) percent in excess of the Prime Rate then in effect from time to time during the period of such non‑payment.

11.8 Liability Insurance. The Corporation shall use its reasonable best efforts to obtain and continue coverage of the Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the Executive's employment with the Corporation in the same amount and to the same extent, if any, as the Corporation covers its other Directors and/or officers.

11.9 No Derogation of Rights. Nothing herein derogates from any rights the Executive may have under applicable law.

11.10 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Corporation under this Agreement may be assigned or transferred by the Corporation except: (i) in the case of a "Permitted Assignment"; and (ii) such rights or obligations may be assigned or transferred pursuant to a merger, amalgamation, reorganization, continuance or consolidation in which the Corporation is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Corporation, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation and such assignee or transferee assumes the liabilities, obligations and duties of the Corporation, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than: (a) his rights to compensation and benefits, in whole or in part, which may be transferred by the Executive to (i) a corporation owned or controlled by the Executive or members of the Executive's family, and (ii) a trust, the beneficiaries of which are the Executive or members of the Executive's family; (b) to a corporation through which the Executive shall provide the services required of him hereunder; and (c) as provided in Section 10.3 hereof.

11.11 Representations of the Executive. The Executive represents and warrants to the Corporation that:

(a)
The Executive's employment with the Corporation and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

(b)
The Executive's acceptance of employment with the Corporation and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

11.12 Representations of the Corporation. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, which performance will not violate any agreement between the Corporation and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

11.13 Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Corporation, as the case may be.

11.14 Interpretation of Incentive Plan and Agreements Thereunder. In the event of a conflict between, or inconsistency with, any, or any part, of the terms or provisions of this Agreement and the terms or provisions of the Incentive Plan or any agreements entered into pursuant to the Incentive Plan, as the case may be, the terms and provisions of this Agreement shall be deemed to govern, supersede, and take precedence over such inconsistent or conflicting terms and provisions contained in the Incentive Plan and the agreements entered into pursuant to the Incentive Plan, as the case may be.

11.15 Governing Law and Venue. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement shall be governed exclusively by and construed and interpreted in accordance with the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein.

11.16 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered or mailed by prepaid registered mail addressed as follows:

(a)
in the case of the Corporation:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, B.C. V6C 1G8

(b)
in the case of the Executive:

to the last address of the Executive in the records of the Corporation and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed as aforesaid, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

11.17 Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

11.18 Entire Agreement. This Agreement and the Corporation's policies and procedures as amended from time to time constitute the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

11.19 Currency. Unless otherwise specified herein all references to dollar or dollars are references to Canadian dollars.

11.20 Further Assurances. Each of the Executive and the Corporation will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Corporation may require for the purposes of giving effect to this Agreement.

11.21 Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form, and by facsimile, and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

11.22 Affiliated Entities. The Executive acknowledges and agrees that all of the Executive's covenants and obligations to the Corporation, as well as all of the rights of the Corporation under this Agreement, shall run in favour of and shall be enforceable by the subsidiaries and affiliates of the Corporation. The Executive acknowledges that notwithstanding references in this Agreement to subsidiaries and affiliates, this Agreement is between the Executive and the Corporation. The Executive shall have no right to enforce this Agreement against any party other than the Corporation unless this Agreement is assigned to any entity in accordance with Section 11.10 hereof.

[signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

MERCER INTERNATIONAL INC.

By: "David M. Gandossi"

Name: David M. Gandossi

Title: FVP, CFO + Secretary

SIGNED, SEALED and DELIVERED )

by RICHARD SHORT )

in the presence of: )

)

"David K. Ure" ) _____"Richard Short_____________________

Witness ) RICHARD SHORT

David K. Ure )

Address )

14420 29TH Ave )

)

CHARTERED PUBLIC ACCOUNTANT )

Occupation

SCHEDULE A

EXECUTIVE'S DUTIES

1.
Supervision and management of all accounting and financial reporting functions of the Corporation;

2.
Supervision and management of all other internal financial functions and controls of the Corporation;

3.
Supervision and management of all tax compliance, risk management and insurance placement activities;

4.
Supervision and management of all employees in the financial and accounting departments of the Corporation;

5.
Work closely with the Treasurer regarding the preparation of all budgets and business plans, and reporting on the same;

6.
Participation in the development of policies and programs, and reporting on the same; and

7.
Performance of such other functions and duties normally performed by a senior vice president, finance and/or executive vice-president of publicly held companies comparable to the Corporation, and such other duties and functions consistent with the Executive's position which the CEO and CFO shall, from time to time, reasonably direct.